Exhibit 13.9

Testing the waters information for the published interview with Mr. Alexander Aginsky at the Crypto Invest Summit

Explanatory Note

The transcript that follows is provided for a video that was posted without the consent of Building Bits Properties I, LLC. While the management of the company participated in the filming of the video, they acted under the belief that they would have an opportunity to review the video before it was posted to YouTube to ensure that appropriate legends were included as required by Rule 255 of Regulation A and that inadequate statements would be correctly qualified. However, the video was posted without the knowledge of the company. When the company became aware of the video on May 30, 2018, the company added a comment to the video to include the Rule 255 testing the waters legend and attempted to contact the content owner to have the video taken down or corrected. As of August 12, 2018, the company was able to make contact with the content owner, who removed the video.

Were the video posted with consent of the company, the following legend and corrections included here before the transcript would have been included with the video.

SEC Legend and Disclaimer

The following video is being made available pursuant to Rule 255 under Regulation A under the Securities Act of 1933. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked without obligation of any kind, at any time before notice of its acceptance given after the qualification date. Any person’s indication of interest involves no obligation or commitment of any kind.

A copy of our most recent preliminary offering circular may be found through the EDGAR filing system of the Securities and Exchange Commission at the URL provided in the comment by Building Bits below this video.

The video may contain forward-looking statements and information relating to, among other thing, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in the video, the words “estimate”, “project”, “believe”, “anticipate”, “intend”, “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward-looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Corrections to Inaccurate or Inadequate Statements

The company would like to elaborate on certain statements that are made in the video for which the allotted interview time did not allow for complete disclosure.

1)	Rather than owning properties directly, investors purchasing the company’s Common Bits would acquire interests creating ownership of the economic rights of a wholly-owned subsidiary that holds title to a specific property. Investors still get to choose the property to which their investment is linked.

2)	The company’s current plans are to make distributions on a quarterly basis out of the available cash of the company. The company has the authority to increase the frequency of these distributions to a monthly basis. Available cash is determined by the revenues received by the respective property, minus all expenses and fees and amounts saved for contingencies.

Building Bits Comment

The above video is being made available pursuant to Rule 255 under Regulation A under the Securities Act of 1933. No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified, and any such offer may be withdrawn or revoked without obligation of any kind, at any time before notice of its acceptance given after the qualification date. Any person’s indication of interest involves no obligation or commitment of any kind.

A copy of our most recent preliminary offering circular may be found through the EDGAR filing system of the Securities and Exchange Commission at https://www.sec.gov/Archives/edgar/data/1709981/000114420418039119/tv498846_partiiandiii.htm.

Transcript

[Music]

00:06

welcome to blockchain Global News I'm

00:08

Greg Greenberg reporting from the crypto

00:10

invest summit in Los Angeles my guest is

00:12

Alexander against key he's from building

00:15

bits welcome Alexander thank you all

00:17

right so tell me all that building bits

00:18

now yet plan to change the real-estate

00:20

world through the use of the blockchain

00:22

so we are the first of its kind company

00:26

that's allowing individual investors to

00:27

be able to purchase a piece of any

00:30

building available in our platform

00:32

ultimately all buildings in the US will

00:35

hopefully be listed on our platform that

00:37

investor can invest as little as $1,000

00:39

and ultimately own a specific piece of a

00:41

unique individual building and start to

00:44

reap all the benefits of real estate

00:45

ownership from day one

00:46

now why invest in building bits to get

00:50

into the real estate sector as opposed

00:52

to spying a REIT on a stock exchange

00:53

that's a great question so when you're

00:55

buying a REIT you're buying into a pool

00:57

of assets you own a share and hundreds

01:01

are potentially thousands of different

01:02

buildings it's akin to buying a piece of

01:05

a mutual fund or an ETF but in the

01:09

equities markets you can invest

01:10

specifically into shares of Google or

01:12

Apple or Microsoft or whatever other

01:14

company you want to invest into you

01:16

couldn't do that until now until

01:17

building bits became available you

01:20

couldn't invest into a specific building

01:22

that's the difference so where are your

01:24

buildings talk about your properties how

01:25

do you choose them so the properties are

01:28

going to be all over the US right now

01:29

we're going to be launching in about a

01:30

month with half a dozen properties and

01:33

all the markets from East Coast to West

01:34

Coast Pennsylvania Oregon California

01:37

Texas etc and we have a very rigorous

01:40

vetting process to allow the property

01:43

owner to list their offering on our on

01:45

our on our platform people still get

01:47

dividends I mean because that's one of

01:48

the primary reasons people invest

01:50

mobility exactly they get dividends

01:51

monthly

01:52

okay so have you been getting a lot of

01:55

traction here at the crypto invest

01:57

summit talk about your experience it's

01:59

been very positive we've talked to a lot

02:00

of investors a lot of other companies

02:02

everybody in the space is very excited

02:04

about what we're doing it but excited

02:05

about the the conference and then

02:07

blockchain overall but certainly

02:09

companies like ours that are creating

02:11

some innovative solutions

02:13